UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Milwaukee Iron Arena Football, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

7900

(Primary Standard Industrial Classification Code Number)

91-1947658

(I.R.S. Employer Identification Number)

11415 NW 123 Lane
Reddick, Florida 32686
(718) 554-3652

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Richard Astrom, CEO
11415 NW 123 Lane
Reddick, Florida 32686
(718) 554-3652

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Laura Anthony, Esq.
Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Phone: 561-514-0936
Fax: 561-514-0832

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(3)

Common Stock(1)	3,000,000	$1.70		$5,100,000	(1)	$363.63
Common Stock(4)	942,811	$2.00	(5)	$1,885,622		$134.44
Total	3,942,811			$6,985,622		$498.07

(1)	Represents the amount, and maximum aggregate value, of common stock which we may put to Kodiak Capital Group, LLC pursuant to the terms of an Investment Agreement.
(2)

Represents shares of our common stock being registered for resale that have been issued or will be issued to the selling stockholders named in the registration statement. Unless otherwise provided, all of the share numbers and per share prices in this prospectus give effect to a 1000:1 forward stock split approved by written consent of more than a majority of our security holders on January 25, 2010. Upon the effectiveness of the stock split, each share of our common stock outstanding prior to the Merger will receive an additional 1000 shares of our common stock. We anticipate that the forward stock split will be effected on or around 20 days after mailing to our security holders an information statement in compliance with Regulation 14C under the Securities Exchange Act of 1934, as amended.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457
(4)	Represents outstanding shares of common stock offered for resale by certain selling stockholders.
(5)	Price per share is based on the average of the high and low prices as reported on the OTC Bulletin Board on March 9, 2010 (the last day our stock was traded), which was $2.00 per share.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus, subject to completion, dated March__ 2010

MILWAUKEE IRON ARENA FOOTBALL, INC.
3,942,811 Shares of Common Stock

This prospectus relates to the resale of up to 3,942,811 shares of the common stock, par value $0.001 per share, of Milwaukee Iron Arena Football, Inc., a Nevada corporation (the “Common Stock”), by the selling stockholders. Three million of such shares are subject to the terms of an Investment Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”) pursuant to which we have the right to “put” to Kodiak (the “Put Right”) up to $15 million in shares of our common stock (the “Investment Agreement” or “Equity Line of Credit”).

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right. We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Kodiak will pay us 85% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “GCNV.OB”. The last reported sale price of our common stock on the OTCBB on March 9, 2010, was approximately $2.00 per share.

It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE ___FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by the selling stockholders. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The date of this prospectus is March___, 2010.

Prospectus Summary

          This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “Genesis,” “our,” “our company,” “us,” or “the Company” refer to Milwaukee Iron Arena Football, Inc. and its subsidiaries, unless the context indicates otherwise.

About Us

          We were incorporated in Colorado on September 19, 1983, under the name Bugs, Inc., for the purpose of using microbial and other agents, including metallurgy, to enhance oil and natural gas production and to facilitate the recovery of certain metals. For the past several years, we have had no revenue and have been a shell company.

          On January 26, 2010, we consummated the merger with Milwaukee Iron Professional Arena Football, LLC and Wisconsin Professional Arena Football Investment LLC (collectively, the “Milwaukee Iron” or “Iron”) pursuant to which the Iron merged with and into our wholly-owned subsidiary, Genesis Capital Acquisition Corp. (“Genesis Sub”), as previously disclosed in our Current Report on Form 8-K filed on February 2, 2010, as subsequently amended on February 16 and February 18, 2010 (the “Merger”). After the Merger, our business operations consist of those of the Iron. Upon the closing of the Merger, we amended our articles of incorporation to change our name to Milwaukee Iron Arena Football, Inc. and amended the articles of incorporation of Genesis Sub to change its name to Milwaukee Iron Arena Football Club, Inc. Prior to the consummation of the Merger, we were a non-operating shell company with no revenue and minimal assets. As a result of the Merger, we are no longer considered a shell company.

          Also in connection with the Merger, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) all of our currently outstanding Series A and Series B Preferred Stock in exchange for $350,000 cash and 870,000 shares of our common stock (the “Redemption”). At the closing of the Merger, we issued the 870,000 shares of our common stock.

          However, on March __, 2010, we entered into a Stock Purchase Agreement with Andrew Vallozzi III pursuant to which we have agreed to sell to Mr. Vallozzi 1 million shares of Series B Preferred Stock in exchange for $35,000, payable $1000 per month for 35 months pursuant to a promissory note. The sale is contingent on the closing of the Redemption.

          The Milwaukee Iron are a member team of the Arena Football One (“AF1” or the “League”), a professional arena football league. The Iron play their home games at the Bradley Center, a sports and entertainment venue in downtown Milwaukee. Arena football is played in an indoor arena on a padded 50 yard long football field using eight players on the field for each team. Most of the game rules are similar to college or other professional football game rules with certain exceptions intended to make the game faster and more exciting.

          Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “GCNV.OB”.

About This Offering

          This prospectus relates to the resale of up to 3,942,811 shares of common stock offered by the selling stockholders, consisting of the following:

•

3,000,000 shares of common stock issuable to Kodiak Capital Group, LLC in 2010 for investment banking services pursuant to an Investment Agreement with us dated March 9, 2010 (the “Investment Agreement” or “Equity Line of Credit”).

•	7500 shares of common stock issued to Island Capital Management LLC in 2010 for satisfaction of a liability for transfer agent services

•	50,000 shares of common stock issued to Legal & Compliance LLC in 2010 for legal services

•	884,333 shares of common stock issued to Richard Astrom in 2010 in connection with the Merger

•	978 shares of common stock owned by Christopher Astrom.

          Pursuant to the Investment Agreement, we have the right to “put” to Kodiak (the “Put Right”) up to $15 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). Accordingly, this prospectus relates, in part, to the resale of up to 3,000,000 shares of our common stock by Kodiak.

          For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 3,000,000 shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 3,000,000, depending on the trading price of our common stock. We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 3,000,000 shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

          The Investment Agreement provides, in part, that following notice to Kodiak, we may put to Kodiak up to $15,000,000 in shares of our common stock for a purchase price equal to 85% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put will be either: (a) $1 million or (b) 200% of the average daily volume in the U.S. market of the common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice. Kodiak has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers, in part, the resale of our stock by Kodiak either in the open market or to other investors through negotiated transactions. Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

Kodiak will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

•

our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the Investment Agreement and the attendant Registration Rights Agreement;

•

no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $15,000,000 of our common stock;

•	we file or otherwise enter an order for relief in bankruptcy; or

•	our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

          As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak. The sale of these additional shares could cause our stock price to decline. In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit. If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit. We have no obligation to utilize the full amount available under the Equity Line of Credit.

THE OFFERING

Shares of common stock offered by selling stockholders:	Up to 3,941,833 shares of common stock which would represent approximately 12% of our outstanding common stock.

Common stock to be outstanding after the offering:	Up to 32,271,332 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.

Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page __ and all other information set forth in this prospectus before investing in our common stock.

OTC Bulletin Board Symbol:	GCNV.OB.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history upon which an evaluation of our prospects can be made.

          We were incorporated in September 1983 but just recently acquired pursuant to the Merger the Milwaukee Iron in January 2010, which in turn was formed in 2006. Our future operations are contingent upon increasing revenues and raising capital for operations. Because we have a limited operating history, you will have difficulty evaluating our business and future prospects. We also face the risk that we may not be able to effectively implement our business plan. If we are not effective in addressing these risks, we may not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

We have a history of losses, our accountants expressed doubts about our ability to continue as a going concern and we need additional capital to execute our business plan.

          As of September 30, 2009, we have not yet achieved profitable operations. We have accumulated losses of $1,157,867 since inception, a working capital deficiency of $582,742 and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern. We will require additional funds through the receipt of conventional sources of capital or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. We expect our current cash on hand to be sufficient for the three months. There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

We compete for sport entertainment dollars with other sports and entertainment venues.

          The Iron competes for sports entertainment dollars with other professional sports teams and with college teams and with other sports-related entertainment. During portions of the AF1 season, the Iron compete for attendance and fan support with a professional basketball team (Milwaukee Bucks) and a professional hockey team (Milwaukee Admirals) in Milwaukee and with other professional hockey, basketball, baseball and other sports teams in other parts of Wisconsin. In addition, the colleges and universities in the Milwaukee area, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Iron also competes for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in the Milwaukee area, including festivals and concerts. On a broader scale, AF1 teams compete with other football teams including those fielded by high schools and colleges, the Indoor Football League, the National Football League, the Canadian Football League, the American Indoor Football Association and others.

We are subject to AF1 League obligations and the success of other AF1 member teams.

          Our Franchise/Membership agreement with the AF1 imposes obligations on us with respect to our operations. The success of the AF1 and its members depends in part on the competitiveness of the teams in the AF1 and their ability to maintain fiscally sound operations. Certain AF1 teams have encountered financial difficulties in the past, and there can be no assurance that the AF1 and its teams will continue to operate. If the AF1 is unable to continue operations, the Iron and the other teams forming the AF1 would be unable to continue their own operations. In addition, the Iron and their personnel are bound by a number of rules, regulations and agreements imposed upon them by the AF1. Any change in these rules, regulations and agreements will be binding upon our teams and their personnel, regardless of whether they agree with such changes, and it is possible that any such change could adversely affect them.

We will be subject to increased competition as a result of AF1 expansion.

          The AF1 intends to add additional teams in the future. While such expansion affords the AF1 the opportunity to enter new markets and increase revenue, it also increases the competition for talented players among AF1 teams. Expansion teams are permitted to select in an expansion draft designated unprotected players playing for existing AF1 teams. There can be no assurance that the Iron will be able to retain all of the team’s key players during an expansion draft or that the rules regarding the expansion draft will not change to the detriment of the Iron.

We may need additional capital in the future which could dilute the ownership of current stockholders or make our cash flow vulnerable to debt repayment requirements.

          Historically, we have raised equity and debt capital to support our operations. To the extent that we raise additional equity capital, existing stockholders will experience a dilution in the voting power and ownership of their common stock, and earnings per share, if any, would be negatively impacted. Our inability to use our equity securities to finance our operations could materially limit our growth. Any borrowings made to finance operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. If our cash flow from operations is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations, or dispose of assets in order to meet debt service requirements. There can be no assurance that any financing will be available to us when needed or will be available on terms acceptable to us. Our failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition and results of operations.

We depend upon our competitive success for ticket and merchandise sales.

          Our financial results depend in part upon the Iron achieving game winning success in the AF1. By achieving and maintaining such success, the Iron expect to: (a) generate greater fan enthusiasm, resulting in higher ticket and merchandise sales throughout the regular season and (b) capture a greater share of local television and radio audiences. Failure to participate in the AF1 playoffs would deprive the teams of additional revenue that may result from sales of tickets for home playoff games and from media contracts. Revenue is, therefore, significantly adversely affected by a poor game winning performance, especially involving losses of home games. The Iron win-loss record for the 2009 season in the AF2 was five wins and eleven losses.

We depend upon attracting talented players to achieve game winning success.

          The success of the Iron depends, in part, upon the team’s ability to attract and retain talented players. The Iron competes with other AF1 teams as well as teams fielded by the National Football League and the Canadian Football League, among others, for available players. There can be no assurance that the Iron will be able to retain players upon expiration of their contracts or obtain new players of adequate talent to replace players who retire or are injured, traded or released. Even if the Iron is able to obtain and retain players who have had previously successful football careers, there can be no assurance of the quality of their future performance.

Our players’ salaries may increase in the future, thereby increasing our operating expenses.

          Although our player salaries are low compared to salaries currently paid by other professional sports teams, there can be no assurance that salaries payable by us will not increase significantly in the future, thereby increasing our operating expenses and adversely affecting our financial condition and results of operations.

Football injuries could adversely affect our financial condition.

          Player contracts entitle players to receive their salary even if unable to play as a result of injuries sustained from arena football-related activities during the course of employment. Although we carry occupational health, accidental death and disability insurance on our players, we must pay deductible portions of the insurance. Payment of insurance premiums, insurance deductibles and salary payments that must be made directly to injured players could have an adverse effect upon our financial condition and results of operations.

Our cash flow is seasonal, limiting our cash resources.

          The arena football season begins in April and ends in August. As a result, we realize a significant portion of our revenue and incur a significant portion of our expenses during that period. This seasonality can create cash flow difficulties for us outside the AF1 season.

We may issue preferred stock, which could prevent a change in our control.

          Our Articles of Incorporation authorize the issuance of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors, without shareholder approval, may issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of any shares of preferred stock, having rights superior to our common stock, may result in a decrease in the value or market price of our common stock and could prevent a change in our control. We have no other anti-takeover provisions in our Articles of Incorporation or Bylaws. Holders of the preferred stock may also have the right to receive dividends, certain preferences in liquidation and conversion rights.

          On March 10, 2010, we entered into a Stock Purchase Agreement with Andrew Vallozzi III pursuant to which we have agreed to sell to Mr. Vallozzi 1 million shares of Series B Preferred Stock in exchange for $35,000, payable $1000 per month for 35 months pursuant to a promissory note. The sale is contingent on the closing of the Redemption.

Until redemption of the Preferred Stock, One holder of our Series A and Series B Preferred Stock elects all of our directors and controls our operations.

          We have issued a total of 5 million shares of our Series A Preferred Stock and 5 million shares of Series B Preferred Stock to one person, Christopher Astrom. Each share of Series A Preferred Stock entitles the holder thereof to 25 votes on all matters, the right to convert each share into 25 shares of common stock and a liquidation preference of $500.00 per share. Each share of Series B Preferred Stock entitles the holder thereof to 250 votes on all matters, the right to convert each share into 250 shares of common stock and a liquidation preference of $500.00 per share. Accordingly, Mr. Astrom can elect all of our directors and control our operations.

          However, in connection with the Merger, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) all of our currently outstanding Series A and Series B Preferred Stock in exchange for $350,000 cash and 870,000 shares of our common stock (the “Redemption”).

          Nevertheless, on March 10, 2010, we entered into a Stock Purchase Agreement with Andrew Vallozzi III pursuant to which we have agreed to sell to Mr. Vallozzi 1 million shares of Series B Preferred Stock in exchange for $35,000, payable $1000 per month for 35 months pursuant to a promissory note. The sale is contingent on the closing of the Redemption.

We do not pay dividends on our Common Stock.

          We have not paid any dividends on our common stock since our inception and do not anticipate paying dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

          We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of the costs to the company of compliance with the Act.

          We have not yet begun preparing for compliance with Section 404, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 3,941,833 shares of common stock; of which 3,000,000 are to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

          We are registering an aggregate of 3,941,833 shares of common stock under this registration statement, 3,000,000 of which will be issued pursuant to the Equity Line of Credit. The sale of these shares into the public market could depress the market price of our common stock. As of March 9, 2010, there were 29,271,332 shares of our common stock issued and outstanding.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line of Credit.

          This registration contemplates our issuance of up to 3,000,000 shares of our common stock to Kodiak, subject to certain restrictions and obligations. If the terms and conditions of the Equity Line of Credit are satisfied, and we choose to exercise our Put Rights to sell 3,000,000 shares of our common stock to Kodiak, our existing stockholders’ ownership will be diluted by such sales. Consequently, the value of your investment may decrease.

          Our Equity Line of Credit with Kodiak contemplates the potential future issuance and sale of up to $15,000,000 of our common stock to Kodiak subject to certain restrictions and obligations. The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit. These examples assume issuances at a market price of 10%, 25% and 50% below $2.00 per share.

          The following table should be read in conjunction with the footnotes immediately following the table.

			Percent Of Outstanding Shares (4)
Price Per Share(1)	Number of Shares Issuable (2)	Shares Outstanding (3)

$1.53	9,803,922	37,803,922	25.9%
$1.28	11,764,706	39,764,706	29.6%
$0.85	17,647.059	17,647,059	38.7%

(1)	Represents purchase prices equal to 85% of $1.80, $1.50 and $1.00.

(2)	Represents the number of shares issuable if the entire remaining commitment under the Equity Line of Credit were drawn down at the indicated purchase prices.

(3)	Based on 29,271,332 shares of common stock outstanding at March 9, 2010.

(4)

Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

Kodiak will pay less than the then-prevailing market price for our common stock.

          The common stock to be issued to Kodiak pursuant to the Investment Agreement will be purchased at a fifteen percent (15%) discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

          The Investment Agreement provides that the dollar value that we will be permitted to put to Kodiak will be either: (a) $1 million or (b) 200% of the average daily volume in the US market of the common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to exercise a put for $1 million which may not provide adequate funding for our planned operations.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

          Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

          As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

The limited public trading market may cause volatility in our stock price.

          The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

          The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

          In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

          The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

          Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Rule 144 Related Risk.

          The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

          Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

          provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

          Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

     •    The issuer of the securities that was formerly a shell company has ceased to be a shell company;

     •    The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;

     •     The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

     •     At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

          As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

Use of Proceeds

          We will not receive any proceeds from the sale of common stock offered by the selling stockholders. However, we will receive proceeds from the sale of our common stock to Kodiak pursuant to the Investment Agreement. The proceeds from our exercise of the Put Right pursuant to the Investment Agreement will be used for the Redemption of our Preferred Stock and working capital and general corporate purposes.

First $5,000,000

Pay-off Companies Indebtedness
Existing Trade Payables: (attached)	$311,000
Line of Credit (Town Bank)	$350,000
Short Term Notes	$240,000
On-going Operations (attached)	$3,339,000
Funding of Letters of Credit (league obligation)	$350,000
Company repurchase of preferred shares	$350,000

Total	$5,000,000

Second $5,000,000

To fund and acquire an additional AFL Franchise	$5,000,000

Third $5,000,000

To fund and acquire an additional AFL Franchise	$5,000,000

Grand Total	$15,000,000

Selling Security Holders

          The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus. Except for Kodiak Capital Group, LLC, none of the selling shareholders is a broker-dealer. The selling stockholders may sell up to 3,942,811 shares of our Common Stock from time to time in one or more offerings under this prospectus, including 3,000,000 shares which are issuable upon the exercise of our put right with Kodiak. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of selling security holder	Amount of securities of the class owned by the security holder before this offering	Amount to be offered for the security holder’s account	Amount and (if one percent or more) percentage of the class to be owned by security holder after the offering is complete

Kodiak Capital Group, LLC(1)	3,000,000	3,000,000	0
Island Capital Management LLC	7,500	7,500	0
Legal & Compliance LLC(2)	50,000	50,000	0
Richard Astrom(3)	884,333	884,333	0
Christopher Astrom(4)	978	978	0

TOTAL	3,942,811	3,942,811	0

(1) Pursuant to put right set forth in Investment Agreement. The natural person with voting and dispositive power for Kodiak Capital Group is Ryan Hodson.

(2) For legal services. The natural person with voting and dispositive power for Legal & Compliance, LLC is Laura Anthony.

(3) CEO

(4) CFO

Plan of Distribution

          This prospectus includes 3,942,811 shares of common stock offered by the selling stockholders.

          Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	Any other method permitted pursuant to applicable law.

          A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

          A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

          We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

          We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Description of Securities to be Registered

          Our authorized capital stock consists of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of March 10, 2010 there were 29,271,332 outstanding shares of Common Stock, 5,000,000 shares of Series A Convertible Preferred stock and 5,000,000 shares of Series B Convertible Preferred Stock outstanding. However, in connection with the Merger, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) all of our currently outstanding Series A and Series B Preferred Stock in exchange for $350,000 cash and 870,000 shares of our common stock (the “Redemption”).

          Nevertheless, on March 10, 2010, we entered into a Stock Purchase Agreement with Andrew Vallozzi III pursuant to which we have agreed to sell to Mr. Vallozzi 1 million shares of Series B Preferred Stock in exchange for $35,000, payable $1000 per month for 35 months pursuant to a promissory note. The sale is contingent on the closing of the Redemption.

          Unless otherwise provided, all of the share numbers and per share prices in this prospectus give effect to a forward stock split approved by written consent of more than a majority of our security holders, on February ___, 2010. Upon the effectiveness of the forward stock split, each share of our common stock outstanding prior to the Merger will receive an additional 1000 shares of our common stock. In the same written consent, more than a majority of our security holders also approved increasing our authorized common stock to 1 billion shares. We anticipate that the forward stock split and increase in authorized common stock will be effected twenty days after mailing to our security holders an information statement in compliance with Regulation 14C under the Securities Exchange Act of 1934, as amended.

          Common Stock

          Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

          Our Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

          Preferred Stock

          Our Board of Directors has the authority, without action by stockholders, to designate and issue preferred stock in one or more series. The Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends paid to the holders of shares of the Common Stock; (b) diluting the voting power of the holders of shares of the Common Stock; (c) impairing the liquidation rights of holders of shares of the Common Stock and (d) delaying or preventing a change in control of the Company without further action by stockholders.

          Series A Convertible Preferred Stock

          Each share of series A convertible preferred stock entitles the holder thereof to 25 votes on all matters, the right to convert each share into 25 shares of common stock and a liquidation preference of $500.00 per share. Upon effectiveness of the forward stock split described above, the voting preference shall increase by a factor of 1000.

          Series B Convertible Preferred Stock

          Each share of series B convertible preferred stock entitles the holder thereof to two hundred fifty (250) votes on all matters, the right to convert each share into two hundred fifty (250) shares of common stock and a liquidation preference of $500.00 per share. Upon effectiveness of the forward stock split described above, the voting preference shall increase by a factor of 1000.

          Warrants

          None.

          Options

          None.

Description of Business

Introduction

          We were incorporated in Colorado on September 19, 1983, under the name Bugs, Inc., for the purpose of using microbial and other agents, including metallurgy, to enhance oil and natural gas production and to facilitate the recovery of certain metals. For the past several years, we have had no revenue and have been a shell company.

          On January 26, 2010, we consummated the merger with Milwaukee Iron Professional Arena Football, LLC and Wisconsin Professional Arena Football Investment LLC (collectively, the “Milwaukee Iron” or “Iron”) pursuant to which the Iron merged with and into our wholly-owned subsidiary, Genesis Capital Acquisition Corp. (“Genesis Sub”), as previously disclosed in our Current Report on Form 8-K filed on February 2, 2010, as subsequently amended on February 16 and February 18, 2010 (the “Merger”). After the Merger, our business operations consist of those of the Iron. Upon the closing of the Merger, we amended our articles of incorporation to change our name to Milwaukee Iron Arena Football, Inc. and amended the articles of incorporation of Genesis Sub to change its name to Milwaukee Iron Arena Football Club, Inc. Prior to the consummation of the Merger, we were a non-operating shell company with no revenue and minimal assets. As a result of the Merger, we are no longer considered a shell company.

          The Milwaukee Iron are a member team of the Arena Football One (“AF1” or the “League”), a professional arena football league. The Iron play their home games at the Bradley Center, a sports and entertainment venue in downtown Milwaukee. Arena football is played in an indoor arena on a padded 50 yard long football field using eight players on the field for each team. Most of the game rules are similar to college or other professional football game rules with certain exceptions intended to make the game faster and more exciting.

Overview

          The Iron began play in 2009 in the AF2 (the “af2”), which was the developmental league of the now defunct Arena Football League (the “AFL”). The Iron were announced as an af2 expansion team in March 2008 when the team’s ownership group confirmed an agreement to play at the Bradley Center. The Iron signed the three-year lease in August 2008 to begin play for the 2009 season. However, the af2 ceased operations after the 2009 season.

          Thereafter the Iron became a member team of the newly created AF1, whose inaugural season begins in 2010. Gary Compton was the Head Coach in 2009, a former member of the Milwaukee Mustangs of the AFL, as well as the 2001 AFL Iron Man of the Year. His contract was not renewed for the 2010 season. On October 13, 2009, the Iron named Green Bay Blizzard head coach, Bob Landsee as the Iron’s second head coach. The Green Bay Blizzard are a member team of the Indoor Football League.

          With the return of elite level Arena Football to the city of Milwaukee, the Iron need to continue to develop a core fan, sponsorship and season ticket holder base. With limited marketing and advertising dollars at our disposal for 2010, a grass roots-focused campaign must be implemented utilizing corporate partnership opportunities and relationships for exposure. Corporate partnerships will include, whenever possible, media conversions to take advantage of the advertising already in place by those corporate partners. Each and every decision made will be a cost-conscious one as we make the jump to the elite level of the AF1.

          The new AF1 league debuts in April 2010 in 15 communities, including seven cities that hosted teams in the AFL. AF1 in December 2009 purchased the assets of the AFL in a deal approved by a judge overseeing the AFL’s Chapter 11 bankruptcy proceedings. The reported $6.1 million sale included all team names, logos, records, film and video libraries, and other assets from the AFL.

          AF1 is a mix of former AFL and af2 teams. It will operate as a single entity, with all players and coaches considered league employees. The league also hopes it will have lower costs with centralized purchasing, insurance and marketing.

Strategy

Plan of Operations

          Our strategy at the League level is to participate through the operation of the Iron and the League in what we believe will be the continued growth of the AF1 which in turn is expected to result in increased revenue to us from: (i) national (League) and regional (team) broadcast contracts, (ii) national League sponsorship contracts, (iii) the sale of additional team memberships in the League, and (iv) increased fan attendance at AF1 games including Iron games, together with appreciation in the value of the Iron as an AF1 team.

          At the team level, our strategy is to increase fan attendance at Iron home games, expand our advertising and sponsorship base, and contract with additional local and regional broadcasters to broadcast Iron games.

          We believe that fan attendance will increase based upon the game winning success (if any) of the Iron in the AF1 and by increasing media exposure. Game winning success requires the ongoing recruitment of superior players. In order to recruit players, we employ a recruiting team which include our head coach and Director of Player Personnel. In order to increase media exposure and expand our sponsorship base, we call upon the media, corporate sponsors and other Milwaukee area organizations. We also call upon local businesses to solicit advertising and sponsorship funds on behalf of the Iron. We also intend to participate in a number of charitable events during the year as a part of a community relations and recognition program and maintain Internet website www.mkeiron.com. We may also employ part-time telemarketing personnel to assist in ticket sales.

          Our strategy also includes maintaining and building community support for, and recognition of, the team as an ongoing valuable entertainment institution in the local Milwaukee area and throughout the state of Wisconsin.

          In 2009 the Iron’s revenue suffered due to the lack of ticket and sponsorship sales. This was due to the economic situation as well as the lack of “awareness” in the Milwaukee market of both the League (AF2) and the Milwaukee Iron brand. To address this issue in 2010 it is our intention to add additional personnel in three key areas:

•

Director of Ticket Sales - This function will develop and implement a plan to increase both season tickets as well as individual game sales. This position will also manage group sales and have the manager of group ticket sale as a direct report. In addition, this position will manage and be responsible for the telemarketing effort.

•	Director of Marketing/Sponsorship - This function will develop and implement the plan to increase sponsorship revenues as well as assure their proper execution.

•	Director of Media Services - This function will develop and execute the public relations and media relations plan to ensure that we are on the forefront of articles and press.

          These additional positions will add $125,000 to the operating budget of previous year.

          We also plan to invest more in advertising and marketing for the 2010 year. This will be done to increase the awareness of the League as well as the Milwaukee Iron brand. It will be assisted by the recent announcement of a weekly, nationally televised game on the NFL Network. We will employ a strategy of increasing our media weight by “partnering” with media outlets to create “promotions”. We will also enhance our website to ensure a more user-friendly, informative and interactive site.

          We also intend to expand through the Bradley Center, local retail outlets, and our website, a new merchandising program. This will allow fans a more friendly and progressive environment to purchase team branded apparel.

          We expect to add under our marketing division two new departments:

•	Community Outreach - This department’s main focus will be working with non-profit community based organizations to generate interest and revenues.

•

Kids Club (Rusty’s Corral) - This department’s sole function is to interest younger children in participating with the team utilizing our players and team mascot. This should continue to pay benefits in subsequent years.

          These efforts should add $25,000 in expenses over previous year’s expenses. We expect our revenue for the 2010 year to consist primarily of ticket sales followed by sponsorship sales, with the balance coming from player and dancer tryouts, merchandise and fan clubs.

History

          Arena Football League

          The Arena Football League (“AFL”) was an indoor American football league founded in 1987 by Jim Foster. It was played indoors on a smaller field than American football, resulting in a faster-paced and higher-scoring game. The sport was invented in the early 1980s and patented by Foster, a former executive of the United States Football League and the National Football League. The AFL would play 22 seasons from 1987 to 2008 before mounting debt and financial losses caused the league’s owners to cancel the 2009 season and develop a new long term economic strategy.

          On August 4, 2009, the AFL released a statement announcing that while the league is not folding, it has suspended operations indefinitely. Nevertheless, several of the AFL’s creditors pressured the league into filing for Bankruptcy and on August 7, 2009, the AFL filed for Chapter 7 liquidation, though converted on August 26, 2009 to a Chapter 11 reorganization.

          On November 25, 2009, all assets of the AFL were auctioned off to AF1, the approved stalking horse bidder (i.e., an interested buyer chosen by a bankrupt company to make an initial bid on its assets) with a starting bid of $2.5 million. At a hearing on December 7, 2009, the U.S. Bankruptcy Court in Chicago approved the Order of Sale of AFL assets to AF1 for $6.1 million.

          Despite the AFL’s financial challenges, it remained a popular spectator sport. The average attendance in the 1990s for AFL games were around 10,000-11,000 per game, dropping below 10,000 thorough 2004, and above 12,000 through 2007. Eleven of the seventeen teams in operation in 2007 had average attendance figures over 13,000. In 2008, the overall attendance average increased to 12,957, with 8 teams exceeding 13,000 per game.[31]

          AF2

          AF2 (“af2”) was the developmental league of the AFL founded in 1999. It played its first season in 2000 and ceased operations in 2009. The AF2 continued to operate while the AFL had suspended operations. However, because of legal issues regarding the dissolution of AFL, AF2 was effectively disbanded in September 2009 when no team committed to playing in 2010.

          Because the AFL had ceased 2009 operations and later ceased all operations indefinitely, the af2 board of directors began working to create a new arena football league. The AFL owned a majority of af2 and thus the remaining af2 owners were reluctant to fund operations and the league because of the uncertainty surrounding AFL’s bankruptcy.

          Like most other minor sports leagues, the AF2 existed to develop football players and also to help players adapt to the style and pace of arena football. In addition, the AF2 was similar to other minor leagues because AF2 teams played in smaller cities and smaller venues. While the AFL was played in cities like Los Angeles, New York City, Philadelphia, Dallas, and Chicago, the AF2 fielded teams in cities which are part of metropolitan statistical areas ranging in size from Milwaukee (with 1,739,497 residents) to Albany, Georgia (with 164,000 residents).

          The league’s teams were divided into two conferences, the American and National Conferences. The conferences were further subdivided into three divisions each. Each division represented a region of the country in which teams played. Unlike most sports leagues, the alignment of teams into divisions was not even; in 2009, the Central division featured three teams while the West featured five teams. Teams were placed in divisions based on geographic rivalries to reduce travel costs as teams played division opponents more often than non-divisional opponents. Alignment was subject to change each year as new teams joined the league and others dropped out.

          Arena Football One

          In September 2009, several parties, including members of the af2 board of directors and former members of the AFL, joined together to create a new league, Arena Football One (“AF1”). AF1 is an entity independent of the AFL and af2. In December 2009, AF1 purchased the assets of the bankrupt AFL in a deal approved by the Bankruptcy Court.

          AF1 was formed with 15 teams: existing teams from the AFL and af2, an existing team from the American Indoor Football Association, and several new teams or markets. Despite the crossover from the AFL and af2, the league is an entirely new entity and not a merger of the AFL and af2. The league’s first season will be in 2010, running spring through summer like the AFL and af2. The league will play by the same rules the AFL and af2 played by in their respective final seasons. AF1 league offices are headquartered in Tulsa, Oklahoma. Its official website is arenafootballone.com.

          Following the suspension of the AFL’s 2009 season, af2 league officials and owners began discussing the future of arena football and the two leagues. With 50.1 percent ownership of af2, the AFL’s bankruptcy and dissolution of the league technically included the dissolution of the af2. Questions also arose regarding payment of franchise fees and league dues to an entity which had entered bankruptcy. Uncertainty surrounded the league immediately following the 2009 season with no formal plan in place to continue. Several teams folded while others suspended operations pending a definitive plan. The league was formally considered disbanded on September 8, 2009, when no owner committed his or her team to the league’s eleventh season by that deadline.

          AF1 board of directors meetings continued throughout and after the af2 season to work on plans for a new league independent of AFL and af2. Final meetings were held on September 28, 2009, concluding with a press conference in Tulsa announcing the league’s formation.

          On November 11, 2009, the new league announced its intention to purchase the entire assets of the former AFL; the assets included the team names and logos of all former AFL and af2 teams. The assets were awarded to Arena Football 1 on December 7, 2009, with a winning bid of $6.1 million. Current AF1 teams were given the option of restoring historical names to their teams. Of those, the Chicago Rush, Tampa Bay Storm, Orlando Predators, Arizona Rattlers, Cleveland Gladiators, and Utah Blaze chose to adopt their respective AFL teams’ identities.

          The AF1 organizational structure is substantially similar to that of af2. The league owns the rights to the teams, players, and coaches. Players will be paid more than the $200 per game salary of af2 but less than the union-mandated $1,800 per game AFL salary. The cost of running a team is expected to be increased compared to af2.

          As of September 28, 2009, 16 charter franchises were announced for AF1, with eleven more teams either submitting membership applications or considering doing so. Currently, there are 15 teams committed to play in the 2010 season.

          Divisional alignment was announced on January 12, 2010. The league and owners were considering the possibility of a two-tier system with the top tier featuring the more popular, larger-market and larger-budget teams while the lower tier would contain the smaller market teams with more limited budgets. However when the alignment was announced, the teams were split into two conferences, with each conference having two smaller geographical divisions.

2010 AFL teams

Division	Team	City	Arena	Founded	First AF1 season	Previous League

American Conference

South	Alabama Vipers	Huntsville, AL	Von Braun Center	1999	2010	af2
	Jacksonville Sharks	Jacksonville, Florida	Jacksonville Veterans Memorial Arena	2009	2010	New for 2010
	Orlando Predators	Orlando, Florida	Amway Arena	1990	2010	AFL
	Tampa Bay Storm	Tampa, Florida	St. Pete Times Forum	1987	2010	AFL

Southwest	Bossier-Shreveport Battle Wings	Bossier City, Louisiana	CenturyTel Center	2000	2010	af2
	Dallas Vigilantes	Dallas, Texas	American Airlines Center	2002	2010	AFL
	Oklahoma City Yard Dawgz	Oklahoma City, Oklahoma	Cox Convention Center	2003	2010	af2
	Tulsa Talons	Tulsa, Oklahoma	BOK Center	1999	2010	af2

National Conference

Midwest	Chicago Rushhttp://en.wikipedia.org /wiki/Arena_Football_1 - cite_note-osc-14	Rosemont, Illinois	Allstate Arena	2001	2010	AFL
	Cleveland Gladiators	Cleveland, Ohio	Quicken Loans Arena	1997	2010	AFL
	Iowa Barnstormers	Des Moines, Iowa	Wells Fargo Arena	1995	2010	af2
	Milwaukee Iron	Milwaukee, Wisconsin	Bradley Center	2008	2010	af2

West	Arizona Rattlers	Phoenix, Arizona	US Airways Center	1991	2010	AFL
	Spokane Shock	Spokane, Washington	Spokane Veterans Memorial Arena	2005	2010	af2
	Utah Blaze	West Valley City, Utah	E Center	2008	2010	AIFA

Rules of Arena Football

          Arena Football is played in an indoor arena on a field which consists of a padded surface 85 feet wide and 50 yards long with eight-yard end zones. The endzone goalposts are nine feet wide with a cross-bar height of 15 feet. Eight feet above each endzone are goal-side rebound nets which are 30 feet wide by 32 feet high.

          There are eight players on the field for each team as part of a 20-man active roster. Players play both offense and defense with the exception of the kicker, quarterback, an offensive specialist, two defensive specialists and a kick returner.

          The game is played using an NFL-size football in four 15-minute quarters with a 15-minute halftime. The game clock stops for out of bounds plays or incomplete passes only in the last minute of each half, when necessary for penalties, injuries and time-outs or following points after touchdowns, field goals and safeties. Accordingly, the average AFL football game is played in approximately two hours and 25 minutes compared to approximately three hours and five minutes for an NFL game.

          Four downs are allowed to advance the ball ten yards for a first down or to score. Scoring consists of six points for a touchdown, one point for a conversion by placekicking after a touchdown, two points for a conversion by dropkick and two points for a successful run or pass after a touchdown. Three points are awarded for a field goal by placement or four points for a field goal by dropkick, with two points for a safety. Punting is illegal. On fourth down a team may attempt a first down, touchdown or field goal. The receiving team may field any kickoff or missed field goal that rebounds off the rebound nets.

          Although passing rules for the AF1 are similar to outdoor NCAA football, a unique exception involves the rebound nets. A forward pass that rebounds off a rebound net is a live ball and is in play until it touches the playing surface.

          Overtime periods are 15 minutes during the regular season and the playoffs. Each team has one possession to score. If, after each team has had one possession and one team is ahead, that team wins. If the teams are tied after each has had a possession, the next team to score wins.

Regular Season and Playoffs

          The regular AF1 season extends from April through August, with each team playing a total of 16 games against teams from both conferences. Half of the games are played at home, and half are played away. At the end of the regular season, the four division champions, plus the four teams with the next best records, qualify for the AF1 playoffs to determine the AF1’s Arena Bowl champion for that season. Each playoff round is played in the home arena of the team with the best winning record.

Gate Receipts, AF1 Assessments and Distributions

          AF1 teams are entitled to keep all gate receipts from regular season home games and playoff home games. Teams do not receive any gate receipts from away games except that visiting teams are reimbursed for hotel expenses by the home team. Each team is required to pay an annual assessment for management fees to the AF1 which is generally equal to the team’s share of the League’s annual operating costs.

AF1 Licensing

          The AF1 operates a League licensing program on behalf of its teams. Under the program, product manufacturers sign agreements allowing them to use the names and logos of all AF1 teams, the AF1 itself and AF1’s special events (including playoffs and the Arena Bowl) in exchange for royalty and guarantee payments.

League Governance

          The AF1 is generally responsible for regulating the conduct of its member teams. It establishes the regular season and playoff schedules of the teams, and negotiates, on behalf of its members, the League’s national and network broadcast contracts. Each of the AF1’s members is, in general, liable on a pro rata basis for the AF1’s liabilities and obligations and shares pro rata in its profits.

          The AF1 is governed by a Board of Directors, which consists of one representative from each team. The Board of Directors selects the AF1 Commissioner, who administers the daily affairs of the AF1 including interpretation of playing rules and arbitration of conflicts among member teams. The Commissioner also has the power to impose sanctions, including fines and suspensions, for violations of League rules. Jerry Kurz is the Commissioner of the AF1. We believe we are in compliance with all League rules.

Current Operations

          We derive substantially all of our revenue from the arena football operations of the Iron in the af2 for the year ended September 30, 2009 and in the AF1 thereafter. This revenue is primarily generated from (i) the sale of tickets to the Iron home games, (ii) the sale of advertising and promotions to team sponsors, (iii) the sale of local and regional broadcast rights to Iron games, (iv) our share of AF1 media contracts, membership fees paid by expansion teams and League licensing sales, and (v) the sale of merchandise carrying the Iron logos.

          Ticket Sales. The Iron played nine home games and eight away games during the 2009 af2 regular season. Under the af2 Bylaws, we receive all revenue from the sale of tickets to regular season home games and no revenue from the sale of tickets to regular season away games.

          The Iron play all home games at the Bradley Center, which holds approximately 17,000 spectators, but the Iron are projecting to use the lower level only in 2010 which holds approximately 8,000 spectators. Ticket prices for regular season home games during the 2009 season at the Bradley Center ranged from $11 to $90 per game. The following table sets forth certain information relating to our regular season revenue generated by the sale of tickets for the 2009 and 2010 season:

Season	Number of Season Tickets	Average per Game Paid Attendance	Average Paid Ticket Price	Average Ticket Revenue per Game

2009	898	1656	$12.43	$20,596
2010	937	N/A	N/A	N/A

2010 REGULAR SEASON SCHEDULE
MILWAUKEE IRON

DAY	DATE	OPPONENT	LOCATION	TIME

Friday	April 2	@ Spokane Shock	Spokane Arena - Spokane, Wa	9:00PM
Fri/Sat	April 9/10	Bye
Friday	April 16	Iowa Barnstormers	Bradley Center	7:30PM
Saturday	April 24	Tampa Bay Storm	Bradley Center	7:00PM
Saturday	May 1	@ Alabama Vipers	Vbc Arena - Huntsville, Al	7:30PM
Friday	May 7	Chicago Rush	Bradley Center	7:30PM
Friday	May 14	Utah Thunder	Bradley Center	7:30PM
Friday	May 21	@ Orlando Predators	Amway Arena - Orlando, Fl	6:30PM
Saturday	May 29	Dallas Desperados	Bradley Center	7:00PM
Saturday	June 5	@ Arizona Rattlers	Us Airways Center - Phoenix, Az	9:30PM
Saturday	June 12	Cleveland Gladiators	Bradley Center	7:00PM
Saturday	June 19	@ Chicago Rush	All-State Arena - Rosemont, Il	7:00PM
Saturday	June 26	Spokane Shock	Bradley Center	7:00PM
Friday	July 2	@ UtahThunder	Energy Solutions Arena – Salt Lake City, Ut	7:00PM
Fri/Sat	July 9/10	Bye
Saturday	July 17	Orlando Predators	Bradley Center	7:00PM
Saturday	July 24	@ Iowa Barnstormers	Wells Fargo Arena - Des Moines, Ia	7:00PM
Saturday	July 31	@ Cleveland Gladiators	Quicken Loans Arena - Cleveland, Oh	6:00PM

2010 PLAYOFFS SCHEDULE
ARENA FOOTBALL LEAGUE

DAY	DATE	OPPONENT	LOCATION	TIME

Fri/Sat	August 6/7	Quarterfinal Playoffs	Highest Seed	TBD
Fri/Sat	August 13/14	Semifinal Playoffs	Highest Seed	TBD
Fri/Sat/Sun	August 20/21/22	Arena Bowl	Highest Seed	TBD

          Advertising and Promotion. We generate revenue from the sale of advertising displayed on signs located throughout the Bradley Center and through other promotions utilizing the Iron name or logos. In addition, we market team sponsorships to local and regional businesses which provide a combination of advertising rights, promotional rights and VIP ticket privileges. Advertising rights include the use of corporate logos within the arenas, commercials on radio and television, advertisements in magazines, display of the sponsor’s name throughout the Bradley Center, public address announcements, the inclusion of customer names on team posters and the like. Promotional rights include banners displayed throughout the Bradley Center, availability of blocks of seats for specific games, the use of the team’s logos and autographed helmets. VIP privileges include high priority seating selections, parking passes, VIP room passes and travel packages, which include attendance at team away games.

          Local and Regional Television and Cable. Our television contract with the Time Warner Cable Network does not generate revenue to us, but it does provide us with invaluable media exposure to potential fans and business partners.

          Sale of Merchandise. We generate revenue from the sale of merchandise carrying the Iron logos (primarily athletic clothing such as sweatshirts, T-shirts, jackets and caps) at the arenas and at our corporate offices.

          Telemarketing. We use telemarketing techniques to improve ticket sales.

          Performance. For the 2009 season in the af2, the Iron’s record was 5-11, placing them in 5th place in their division.

Coaching Staff

          Former Head Coach.

          Gary Compton was the Head Coach in 2009, a former member of the Milwaukee Mustangs of the AFL, as well as the 2001 AFL Iron Man of the Year. His contract was not renewed for the 2010 season.

          Current Head Coach.

          Bob Landsee was named head coach of the Milwaukee Iron in October of 2009. Prior to coming to Milwaukee, Coach Landsee was the head coach of Arena Football’s Green Bay Blizzard in the af2 for four seasons, from 2005-06 and 2008-09. The Blizzard went 45-28 in Landsee’s tenure, which included playoff appearances in all four years that resulted in a trip to the American Conference finals in 2009 and the af2’s championship game, ArenaCup VII, in 2006.

          A University of Wisconsin alum, Landsee was selected by the Philadelphia Eagles in the sixth round (149th overall) of the 1986 NFL Draft, where he played for three seasons after being named an All-American and All-Big Ten guard for the Badgers.

          Following his playing career, Landsee made his professional coaching debut in the Arena Football League as the offensive line coach for the Milwaukee Mustangs from 1999-2001 before similar stints with the Toronto Phantoms and Indiana Firebirds. Landsee still holds strong ties to the NFL as president of the Madison, WI chapter of the NFL Alumni.

Other Coaches.

Mark Stoute - Assistant Head Coach and Director of Player Personnel.
Cedric Walker - Defensive Coordinator.
John Laske - Equipment Manager.

Players

          In general, the rules of the AF1 permit each team to maintain an active roster of 22 players during the regular season.

The Collective Bargaining Agreement

          Unlike its predecessor, the AFL, the AF1 does not have a collective bargaining agreement with its players.

Bradley Center

          The Iron have played in the Bradley Center, which has a seating capacity of approximately 17,000, since 2009. In August 2008, the Iron signed a three-year lease with the Bradley Center commencing in the 2009 season. The Iron are in the second year of that lease that calls for a base rent of $8500 per game. Included in the lease are two escalator clauses for attendance: when the Iron draw over 2500 paid spectators per game an additional $2,500 is added to the base rent and when the Iron draw over 5000 spectators per game a second $2,500 is added to the base rent. New to the 2010 season a financial penalty of $1000, in addition to the base rent, that is payable to the Bradley Center if less than 5000 spectators attend a single home game. Furthermore, the Bradley Center shall purchase and offer for sale a line of AF1 merchandise at Iron home games and shall pay the Iron a twenty percent (20%) commission on any such net-of-tax gross sales in excess of $1,000 per game. The Iron must also have a $25,000 security deposit in place with the Bradley Center. The Bradley Center is located at 1001 North 4th Street, Milwaukee, WI 53203.

Competition

          The Iron compete for sports entertainment dollars with other professional sports teams and with college teams and with other sports-related entertainment. During portions of the AF1 season, the Iron compete for attendance and fan support with a professional basketball team (Milwaukee Bucks) and a professional hockey team (Milwaukee Admirals) in Milwaukee and with other professional hockey, basketball, baseball and other sports teams in other parts of Wisconsin. In addition, the colleges and universities in the Milwaukee area, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Iron also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in the Milwaukee area, including festivals and concerts. On a broader scale, AF1 teams compete with other football teams including those fielded by high schools and colleges, the Indoor Football League, the National Football League, the Canadian Football League, the American Indoor Football Association and others.

Employees

          In addition to its active football players, the teams employ four football personnel and seventeen front office/non-football personnel. During the AF1 season, the team also uses volunteer part-time employees from time to time.

Intellectual Property

          We own the intellectual property related to the “Iron” team name and all related branding elements, including logos and colors and related trademarks and service marks, and all proprietary intellectual property, including web site and all ancillary information, including player and team operating information.

          The Company currently owns Franchise Rights to use the Milwaukee Iron Professional Arena Football Team.

Description of Property

          Our principal business office is located at 11415 NW 123 Lane, Reddick, Florida 32686 which is a guest cottage at the home of our CEO. We do not pay rent or fees associated with the use of this office space.

          We also lease office space from AVA Marketing, LLC, which is 50% owned by Andrew Vallozzi III. The office address is 259 South Street, Waukesha, WI 53186, Phone: (262) 523-9206, Fax: (262) 523-9210. The term of the lease is month to month.

          The Iron have played in the Bradley Center, which has a seating capacity of approximately 17,000, since 2009. In August 2008, the Iron signed a three-year lease with the Bradley Center commencing in the 2009 season. The Iron are in the second year of that lease that calls for a base rent of $8500 per game. Included in the lease are two escalator clauses for attendance: when the Iron draw over 2500 paid spectators per game an additional $2,500 is added to the base rent and when the Iron draw over 5000 spectators per game a second $2,500 is added to the base rent. New to the 2010 season a financial penalty of $1000, in addition to the base rent, that is payable to the Bradley Center if less than 5000 spectators attend a single home game. Furthermore, the Bradley Center shall purchase and offer for sale a line of AF1 merchandise at Iron home games and shall pay the Iron a twenty percent (20%) commission on any such net-of-tax gross sales in excess of $1,000 per game. The Iron must also have a $25,000 security deposit in place with the Bradley Center. The Bradley Center is located at 1001 North 4th Street, Milwaukee, WI 53203.

Legal Proceedings

          Other than as set forth below, there are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

          The following is summary information on the cases currently in active litigation against either Milwaukee Iron Professional Arena Football, LLC or Wisconsin Professional Arena Football Investment, LLC. Defenses for both of the cases are being handled by the law firm of Terschan, Steinle & Ness.

          Christina Flowers v. Milwaukee Iron Organization EEOC Charge No.: 443-2009-02500C. This case is an EEOC complaint (improperly naming “Milwaukee Iron Organization”, which does not exist as such) by a former cheerleader for the Milwaukee Iron who was terminated on April 29, 2009. Ms. Flowers is claiming that the termination was based upon racial discrimination. We are of the opinion that the claim is meritless.

          Catering Specialties, Inc. v. Milwaukee Iron Professional Arena Football, LLC. Milwaukee County Circuit Court Case No.: 10-CV-26. This case is a claim for $9,000 by a vendor for the defendant Company. We are informed that Company is in the process of attempting to resolve that case through payment to the vendor as soon as available funding is procured.

Summary Financial Information

          On January 26, 2010, Genesis Capital Corporation of Nevada, a Nevada Corporation (“Genesis”), Genesis Capital Acquisition Corp., a wholly-owned subsidiary of Genesis (“Genesis Sub”), Milwaukee Iron Professional Arena Football, LLC, a Wisconsin limited liability company (“MIPAF”), Wisconsin Professional Arena Football Investment LLC, a Wisconsin limited liability company (“WPAFI”) and Christopher Astrom entered into an Agreement and Plan of Merger pursuant to which MIPAF and WPAFI will merge with and into Genesis Sub, with Genesis Sub continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Genesis. Genesis subsequently changed its name to “Milwaukee Iron Arena Football Inc.”

          Because Genesis existed as a shell company prior to the merger, the transaction is being accounted for as a reverse acquisition, so that MIPAF and WPAFI are collectively treated as the continuing reporting entity that acquired Genesis. As a result, all historical financial information being presented is that of MIPAF and WPAFI. Complete financial statements are incorporated by reference to the Company’s Form 8-K filed February 2, 2010, as amended.

          The following summary financial data should be read together with our financial statements and related notes, incorporated by reference to our Form 8-K filed February 2, 2010, as amended and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Fiscal year ended September 30,		(unaudited) Three months ended December 31,

	2008	2009	2008	2009

Statement of operations data:
Total revenue	$—	$517,411	$99,602	$49,645
Cost of revenues	—	995,384	71,387	107,363
Total operating expenses	43,421	635,714	283,018	98,807
Interest expense	—	760	—	1,287

Net loss	$(43,421)	$(1,114,447)	$(254,803)	$(157,812)

Balance sheet data:
Cash	$172,446	$21,082	$82,031	$1,681
Fixed assets	136,579	354,339	214,617	338,253
Total assets	356,329	443,420	321,461	489,324
Total liabilities	14,750	689,287	144,183	830,452
Stockholders’ equity (deficit)	341,579	(245,867)	177,277	(341,128)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion relates to our operations after the Merger. For information related to our operations prior to the Merger, see our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, or Annual Report on Form 10-K for the year ended September 30, 2009 and all other reports filed with the Securities and Exchange Commission.

          Overview

          We were incorporated in Colorado on September 19, 1983, under the name Bugs, Inc., for the purpose of using microbial and other agents, including metallurgy, to enhance oil and natural gas production and to facilitate the recovery of certain metals. For the past several years, we have had no revenue and have been a shell company.

          On January 26, 2010, we consummated the Merger with the Iron as previously disclosed in our Current Report on Form 8-K filed on February 2, 2010, as subsequently amended on February 16 and February 18, 2010. After the Merger, our business operations consist of those of the Iron. Upon the closing of the Merger, we amended our articles of incorporation to change our name to Milwaukee Iron Arena Football, Inc. and amended the articles of incorporation of Genesis Sub to change its name to Milwaukee Iron Arena Football Club, Inc. Prior to the consummation of the Merger, we were a non-operating shell company with no revenue and minimal assets. As a result of the Merger, we are no longer considered a shell company.

          The Milwaukee Iron are a member team of the Arena Football One (“AF1” or the “League”), a professional arena football league. The Iron play their home games at the Bradley Center, a sports and entertainment venue in downtown Milwaukee. Arena football is played in an indoor arena on a padded 50 yard long football field using eight players on the field for each team. Most of the game rules are similar to college or other professional football game rules with certain exceptions intended to make the game faster and more exciting.

          Going Concern

          As of September 30, 2009, we have not yet achieved profitable operations. We have accumulated losses of $1,157,867 since inception, a working capital deficiency of $582,742 and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. We intend to seek additional funds by equity financing through the Offering and/or related party advances, however there is no assurance of additional funding being available. As of September 30, 2009 we had cash and cash equivalents of $21,082.

          Plan of Operations

          Our strategy at the League level is to participate through the operation of the Iron and the League in what we believe will be the continued growth of the AF1 which in turn is expected to result in increased revenue to us from: (i) national (League) and regional (team) broadcast contracts, (ii) national League sponsorship contracts, (iii) the sale of additional team memberships in the League, and (iv) increased fan attendance at AF1 games including Iron games, together with appreciation in the value of the Iron as an AF1 team.

          At the team level, our strategy is to increase fan attendance at Iron home games, expand our advertising and sponsorship base, and contract with additional local and regional broadcasters to broadcast Iron games.

          We believe that fan attendance will increase based upon the game winning success (if any) of the Iron in the AF1 and by increasing media exposure. Game winning success requires the ongoing recruitment of superior players. In order to recruit players, we employ a recruiting team which include our head coach and Director of Player Personnel. In order to increase media exposure and expand our sponsorship base, we call upon the media, corporate sponsors and other Milwaukee area organizations. We also call upon local businesses to solicit advertising and sponsorship funds on behalf of the Iron. We also intend to participate in a number of charitable events during the year as a part of a community relations and recognition program and maintain Internet website www.mkeiron.com. We may also employ part-time telemarketing personnel to assist in ticket sales.

          Our strategy also includes maintaining and building community support for, and recognition of, the team as an ongoing valuable entertainment institution in the local Milwaukee area and throughout the state of Wisconsin.

          In 2009 the Iron’s revenue suffered due to the lack of ticket and sponsorship sales. This was due to the economic situation as well as the lack of “awareness” in the Milwaukee market of both the League (AF2) and the Milwaukee Iron brand. To address this issue in 2010 it is our intention to add additional personnel in three key areas:

•

Director of Ticket Sales - This function will develop and implement a plan to increase both season tickets as well as individual game sales. This position will also manage group sales and have the manager of group ticket sale as a direct report. In addition, this position will manage and be responsible for the telemarketing effort.

•	Director of Marketing/Sponsorship - This function will develop and implement the plan to increase sponsorship revenues as well as assure their proper execution.

•	Director of Media Services - This function will develop and execute the public relations and media relations plan to ensure that we are on the forefront of articles and press.

          We expect these additional positions will add $125,000 to the operating budget of previous year.

          We also plan to invest more in advertising and marketing for the 2010 year. This will be done to increase the awareness of the League as well as the Milwaukee Iron brand. It will be assisted by the recent announcement of a weekly, nationally televised game on the NFL Network. We will employ a strategy of increasing our media weight by “partnering” with media outlets to create “promotions”. We will also enhance our website to ensure a more user-friendly, informative and interactive site.

          We also intend to expand through the Bradley Center, local retail outlets, and our website, a new merchandising program. This will allow fans a more friendly and progressive environment to purchase team branded apparel.

          We expect to add under our marketing division two new departments:

•	Community Outreach - This department’s main focus will be working with non-profit community based organizations to generate interest and revenues.

•

Kids Club (Rusty’s Corral) - This department’s sole function is to interest younger children in participating with the team utilizing our players and team mascot. This should continue to pay benefits in subsequent years.

          These efforts should add $25,000 in expenses over previous year’s expenses. We expect our revenue for the 2010 year to consist primarily of ticket sales followed by sponsorship sales, with the balance coming from player and dancer tryouts, merchandise and fan clubs.

          Revenue Recognition.

          Revenue consists primarily of ticket sales, sponsorships, and merchandise sales. All revenue is recognized when the products are sold to a purchaser at a fixed or determinable price, upon delivery, or after an event has occurred and title has transferred, and collection of the revenue is reasonably assured.

RESULTS OF OPERATIONS

Three months ended December 31, 2009
compared to three months ended December 31, 2008

          For the three-months, ended December 31, 2009 Iron generated $49,645 in revenues compared to $99,602 in revenues for the three-months ended December 31, 2008 for a decrease of $49,957. The decrease in revenue is a result of sponsorship and merchandising.

          Cost of goods sold for the three-months ended December 31, 2009 was $107,363 compared to $71,387 for the three-months ended December 31, 2008 for an increase of $35,976. This increase was a result of football team and game operations, sponsorships and tickets.

          Total general and administrative expenses decreased to $82,671 for the three months ended December 31, 2009 from $274,089 for the three-months ended December 31, 2008 a net decrease of $191,418. This decrease is a result of the reduction in overhead and payroll during the period as compared to the prior year.

          Depreciation expense for the three-months ended December 31, 2009 was $16,086 compared to $8,929 for the three-months ended December 31, 2008, an increase of $7,157. The increase resulted from the purchase of additional assets in the last twelve months.

          Interest expense increased to $1,287 for the three-months ended December 31, 2009 from $0 for the three-months ended December 31, 2008 a net increase of $1,287. This increase relates to interest on the line of credit.

          Milwaukee Iron generated a net loss of $157,812 for the three months ended December 31, 2009 versus net loss of $254,802 for the same period in 2008. The decrease in net loss of $97,041 is a result of the reduction in general and administrative expenses.

Twelve months ended September 30, 2009
compared to twelve months ended September 30, 2008

          For the twelve-months ended September 30, 2009 Iron generated $517,411 in revenues compared to $0 in revenues for the twelve-months ended September 30, 2008 for an increase of $517,411. The increase in revenue is a result of ticket sales, sponsorship and merchandising as there were no games being played in the prior period.

          Cost of goods sold for the twelve-months ended September 30, 2009 was $995,384 compared to $0 for the twelve-months ended September 30, 2008 for an increase of $995,384. This increase was a result of the football team and game operations, sponsorships and tickets.

          Total general and administrative expenses increased to $585,129 for the twelve months ended September 30, 2009 from $0 for the twelve-months ended September 30, 2008 a net increase of $585,129. The reason for the increase was the fact there were no games being played in the prior period.

          Depreciation expense for the twelve-months ended September 30, 2009 was $50,585 compared to $43,421 for the twelve-months ended September 30, 2008, an increase of $7,164. The increase resulted from the purchase of additional assets in the last twelve months.

          Interest expense increased to $760 for the twelve-months ended September 30, 2009 from $0 for the twelve-months ended September 30, 2008 a net increase of $760. This increase relates to the line of credit.

          Milwaukee Iron generated a net loss of $1,114,446 for the twelve months ended September 30, 2009 versus net loss of $43,421 for the same period in 2008. The increase in net loss of $1,071,025 is a result of the football season being played during the year and costs for promotion of the new team.

CAPITAL RESOURCES AND LIQUIDITY

          On December 31, 2009 Iron had total assets of $489,324 compared to $321,461 on December 31, 2008, an increase of $167,863. The reason for the increase in assets is a result of the increase in accounts receivable and purchase of other assets. Iron had a deficit in total members’ capital of $341,128 on December 31, 2009 compared to the members’ capital of $177,277 on December 31, 2008, a decrease in equity of $518,405, which is in part due to the net loss during the past 12 months. As of December 31, 2009 we had cash and cash equivalents of $1,681.

          All assets are booked at historical cost. Management reviews on an annual basis the book value, along with the prospective dismantlement, restoration, and abandonment costs and estimate residual value for the assets, in comparison to the carrying values on the financial statements.

          On December 31, 2009 Iron had Property and Equipment of $338,253 compared to $214,617 on December 31, 2008 an increase of $123,636 which is in part due to the purchase of a playing field and equipment for the football team.

          Our credit facility includes a revolving line of credit of up to $350,000. At the end of the 2009 fiscal year, there was a balance of $150,000 outstanding on the revolving line of credit (the “Revolving Loan”). The Revolving Loan bears interest at varying rates that fluctuate based on the prime rate plus one percentage point, with the rate not falling below six percent. The rate is set at six percent until the lender changes it. The Revolving Loan is due and payable in full on December 28, 2009 and requires monthly interest payments. We are current on all payments due thereunder and the lender has extended the due date of the loan.

          In October and November of 2008, we were granted two letters of credit in the amounts of $100,000 and $83,000, respectively. These letters of credit expire in October and November of 2010, subject to automatic renewal unless notified within 45 or 90 days, respectively. Each letter of credit, if used, will accrued interest at the Prime Rate plus one percentage point, with a floor rate of six percent. Interest payments will require monthly interest payments, if used. As of December 31, 2009, the unused letters of credit amounted to $183,000.

          We have issued a note payable to a shareholder during the last fiscal year. The total due as of December 31, 2009 was $30,000. This obligation is due on demand and does not accrue interest. As of December 31, 2009, we owed another shareholder a total of $10,614 for expenses paid on behalf of the company. Both of these obligations are included in the accompanying financial statements as Loans from related parties.

          Financing - The Equity Line of Credit

          As a means for financing operations, we have entered into an Investment Agreement/Equity Line of Credit with Kodiak Capital Group, LLC, pursuant to which we have the right to “put” to Kodiak up to $15 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). For a detailed discussion of the Investment Agreement, see the section entitled About This Offering as well as the attendant Risk Factors.

          Cash Requirements

          We have not yet achieved profitable operations and expect to incur further losses in the development of our business, the result of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from business operations when they come due. We intend to meet our financial needs for operations through ticket sales, sponsorships and merchandise sales; otherwise, we intend to seek additional funds by equity and/or debt financing and/or related party advances. However there is no assurance of additional funding being available. As of December 31, 2009 we had cash and cash equivalents of $62,819.

          We have financed operations through the collections of accounts receivable, ticket sales, and advertising revenue, as well as lines of credit and loans by officers and by financial institutions. Our future capital requirements will depend on numerous factors, including the profitability of the team and our ability to control costs. We believe that our current assets will be sufficient to meet our operating expenses and capital expenditures in the near term. However, we cannot predict when and if any additional capital contributions may be needed and we may need to seek one or more substantial new investors. New investors could cause substantial dilution to existing stockholders.

          There can be no assurances that we will be successful in raising additional capital via debt and/or equity funding, or that any such transactions, if consummated, will be on terms favorable to us. In the event that additional capital is not obtained from other sources, it may become necessary to alter development plans or otherwise abandon certain ventures.

          If we need to raise additional funds in order to fund expansion, develop new or enhanced services or products, respond to competitive pressures or acquire complementary products, businesses or technologies, any additional funds raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of ours Common Stock.

          In the next twelve months, the company’s goal is to achieve profitable operations through ticket sales, sponsorship and merchandise sales. Over the next 24 months the company’s focus is on expanding our client base, as well as obtaining new sponsors, and increasing tickets sales, while potentially seeking a strategic acquisition.

          We do not currently have any contractual restrictions on our ability to incur debt and, accordingly we could incur significant amounts of indebtedness to finance operations. Any such indebtedness could contain covenants which would restrict our operations.

Off-Balance Sheet Arrangements.

We currently do not have any off-balance sheet arrangements.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

          Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “GCNV.OB”. Such trading of our common stock is limited and sporadic

          The following table reflects the high and low bid information for our common stock for the period indicated. The bid information was obtained from the OTC Bulletin Board and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low

December 31, 2009	$4.00	$1.25
Fiscal Year 2009
September 30, 2009	$3.00	$2.50
June 30, 2009	$3.00	$3.00
March 31, 2009	$4.00	$3.00
December 31, 2008	$4.00	$4.00
Fiscal Year 2008
September 30, 2008	$8.000	$4.500
June 30, 2008	$15.00	$7.500
March 31, 2008	$45.00	$0.050
December 31, 2007	$12.50	$7.500

          As of March 9, 2010, there were approximately 29,271,332 shares of common stock issued and outstanding and there were 214 holders of record of our common stock.

          We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          On February 2, 2010, we filed a current report on Form 8-K disclosing that the audit practice of Bagell, Josephs, Levine & Company, LLC, our independent registered public accounting firm (the “Former Accountant”), was combined with Friedman LLP (“New Accountant”) on January 1, 2010. As of the same date, the Former Accountant resigned as our independent registered public accounting firm and, with the approval of our Board of Directors, the New Accountant was engaged to be our independent registered public accounting firm.

Directors, Executive Officers, Promoters and Control Persons

          The following table sets forth the name, age and position of each person who is a director or executive as of the filing of this registration statement. In connection with the Merger, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) all of our currently outstanding Series A and Series B Preferred Stock (the “Redemption”). Pursuant

thereto, Richard Astrom and Christopher Astrom shall remain our sole officers and directors until such time as the Preferred Stock has been redeemed.

Name	Age	Positions and Offices to be Held

Christopher Astrom	38	Director, Chief Financial Officer
Richard Astrom	62	Director, Chief Executive Officer

          Christopher Astrom is the son of Richard Astrom.

          Subject to the Redemption, the directors named above will serve until our first annual meeting of stockholders following completion of the Merger or until their respective successors have been appointed and duly qualified. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement. Except in accordance with the Redemption, there is no arrangement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to our board. There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

          Christopher Astrom has been an officer and director of the Company since November 1, 2001. From 1995 through June 2007, Mr. Astrom has served as Vice-President and Corporate Secretary of National Realty and Mortgage, Inc. with responsibilities for property acquisitions. Mr. Astrom was the President, Corporate Secretary and a director of Capital Solutions I, Inc. until December 2007 whereupon he divested his ownership interest in connection with an exchange transaction described in Form 8-K filed with the SEC by Capital Solutions on December 10, 2007. He graduated from the University of Florida with a Bachelors Degree in Business Administration. Christopher Astrom is the son of Richard Astrom.

          Richard S. Astrom has been an officer and director of the Company since November 1, 2001. From 1995 through June 2007, Mr. Astrom served as President and Chief Executive Officer of National Realty and Mortgage, Inc. He also served as a director of Capital Solutions I, Inc. until December 2007 whereupon he resigned his position in connection with an exchange transaction described in Form 8-K filed with the SEC by Capital Solutions on December 10, 2007. Mr. Astrom earned a Bachelor’s Degree in Business Administration from the University of Miami. Richard Astrom is the father of Christopher Astrom.

          Directors and Executive Officers of Milwaukee Iron Arena Football Club, Inc.

          The new directors and officers of Milwaukee Iron Arena Football Club, Inc. (our wholly-owned subsidiary) currently consist of Andrew Vallozzi III (Chairman and CEO), Jason Clark

(director and Secretary), Todd Hansen (director and Treasurer), Chris Rebholz (director) and Larry Schroeder (director).

          Andrew Vallozzi III. President. Drew Vallozzi has been involved in the sport of Arena Football since the early 1990’s. In 2007 Mr. Vallozzi led a group of investors on a quest to return Arena Football to the city of Milwaukee. That quest became a reality when his group unveiled the Milwaukee Iron and the team began play in the spring 2009. Since that time Arena Football has proven to be alive and well in southeast Wisconsin once again. As the Iron prepare for play in 2010 Mr. Vallozzi plays a prominent role in new league business and legislation by serving on the Arena Football One Board of Directors.

          From 1993-2001 Mr. Vallozzi played an instrumental role in building the Milwaukee Mustangs into one of the preeminent franchises of the Arena Football League. Mr. Vallozzi’s marketing background and expertise proved to be a key component to the Mustangs’ off-the-field success as the team never finished lower than eighth in seasonal attendance by regularly drawing over 14,000 fans per game. In 1996 the Mustangs led the AFL in total attendance attracting an average of 15,600 people to the Bradley Center for each game.

          Jason Clark brings over 15 years of sports marketing and management experience back to Arena Football and the Milwaukee Iron. After serving for the last 11 years in the NCAA Division I ranks as the Assistant Athletic Director for External Relations at the University of Wisconsin-Milwaukee, Clark returned to Arena Football to become Vice President and General Manager of the Milwaukee Iron in July of 2009. Prior to his work at UWM, Clark served as the Director of Communications for the Milwaukee Mustangs of the Arena Football League for three years.

          Mr. Clark spent over a decade at the University of Wisconsin-Milwaukee as a senior member of the athletics staff, overseeing all aspects of the external relations unit including media and broadcast contracts, corporate partnerships, marketing, advertising and ticket sales. Clark played a prominent role in the day-to-day operations of several Division I sports and served as the television color analyst and post-game radio show host for the highly successful Panther men’s basketball program. He supervised the event operations staff and directed game operations for men’s and women’s basketball, men’s and women’s soccer, and women’s volleyball, while coordinating activities for all of the spirit squads, including the dance team, cheerleaders, mascot and pep band. In 2008 he founded the Panther Pack, the student incentive rewards program designed to encourage and promote student attendance at all home athletic events; the 2008-09 season saw student attendance at UWM athletic events rise by over forty percent. He also served as the director of the University’s Athletics’ Hall of Fame, as well as the Horizon League’s elected conference representative with the National Association of Collegiate Marketing Administrators (NACMA) from 2002-2009.

          With the Mustangs, Clark was responsible for the content in various team publications and coordinated Mustangs’ telecasts with networks such as ESPN, ESPN2, and ABC. He oversaw media relations, community relations, and the telemarketing ticket sales department. He served as a founding member of the AFL Public Relations Directors’ Association.

          In 2000, Clark served as a Site Control Coordinator for the NCAA Men’s Basketball Final Four in Indianapolis, Indiana. He has extensive experience in several capacities working in sports and has spent time as an account executive and a ticket sales representative with hockey’s Milwaukee Admirals and Utah Grizzlies as well as minor league baseball’s Indianapolis Indians.

Employment Agreements

          We have not entered into employment agreements with any of our executive officers.

Board of Directors

          Our Board of Directors currently consists of two (2) members. Our Bylaws provide that our board shall consist of not less than one (1) nor more than nine (9) individuals. The terms of directors expire at the next annual shareholders’ meeting unless their terms are staggered as permitted in our bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Director Compensation

          Currently, we do not pay our directors any cash or other compensation. In the future, we may consider appropriate forms of compensation, including the issuance of common stock and stock options as compensation.

Committees

          To date, we have not established a compensation committee, nominating committee or an audit committee.

Compliance with Section 16(a) of the Exchange Act

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant’s officers and directors, and persons who own more than 10% of a registered class of the registrant’s equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish the registrant with copies of all Section 16(a) forms that they file.

Executive Compensation

          The following table sets forth the compensation on an annualized basis for fiscal years ending September 30, 2009 and 2008 that will be earned by our named executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Christopher Astrom, CFO	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

Richard Astrom, CEO	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2009

OPTION AWARDS						STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Christopher Astrom	0	0	0	0	0	0	0	0	0
Richard Astrom	0	0	0	0	0	0	0	0	0

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information, as of March 9, 2010 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of our executive officers and directors, and (iii) our directors and executive officers as a group. The information relating to the ownership interests of such shareholders is provided after giving effect to the Merger.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)			Percent of Class(1)

	Common stock	Preferred Stock		Common stock	Preferred Stock

Christopher Astrom(2) c/o Milwaukee Iron Arena Football, Inc. 11415 NW 123 Lane, Reddick, Florida 32686	978,000	10,000,000	(2)	3%	100%

Richard Astrom c/o Milwaukee Iron Arena Football, Inc. 11415 NW 123 Lane, Reddick, Florida 32686	505,000	0		1.7%	0

Directors and Officers as a group (2 persons)	1,483,000	10,000,000

          (1) Based on an aggregate of 29,271,332 common shares and 10,000,000 preferred shares outstanding as of March 9, 2010. Each share of series A convertible preferred stock entitles the holder thereof to 25 votes on all matters, the right to convert each share into 25 shares of common stock and a liquidation preference of $500.00 per share. Each share of series B convertible preferred stock entitles the holder thereof to two hundred fifty (250) votes on all matters, the right to convert each share into two hundred fifty (250) shares of common stock and a liquidation preference of $500.00 per share. Upon effectiveness of the forward stock split described below, the voting preference shall increase by a factor of 1000.

          The share numbers give effect to a forward stock split approved by written consent of more than a majority of our security holders, on February       , 2010. Upon the effectiveness of the forward stock split, each share of our common stock outstanding prior to the Merger will receive an additional 1000 shares of our common stock. In the same written consent, more than a majority of our security holders also approved increasing our authorized common stock to 1 billion shares. We anticipate that the forward stock split and increase in authorized common stock will be effected on or around 20 days after mailing to our security holders an information statement in compliance with Regulation 14C under the Securities Exchange Act of 1934, as amended.

          (2) Christopher Astrom owns 5,000,000 shares of Series A Convertible Preferred Stock and 5,000,000 shares of Series B Convertible Preferred Stock. In connection with the Merger, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) all of the currently outstanding Series A and Series B Preferred Stock in exchange for $350,000 cash and 870,000 shares of our common stock.

          However, on March 10, 2010, we entered into a Stock Purchase Agreement with Andrew Vallozzi III pursuant to which we have agreed to sell to Mr. Vallozzi 1 million shares of Series B Preferred Stock in exchange for $35,000, payable $1000 per month for 35 months pursuant to a promissory note. The sale is contingent on the closing of the Redemption of the Preferred Stock.

Certain Relationships and Related Transactions, and Corporate Governance

          In connection with the Merger, we agreed, in part, to redeem (subject to the effectiveness of the Registration Statement) all of our currently outstanding Series A and Series B Preferred Stock in exchange for $350,000 cash and 870,000 shares of our common stock, which preferred stock is owned by Christopher Astrom.

          On March 10, 2010, we entered into a Stock Purchase Agreement with Andrew Vallozzi III pursuant to which we have agreed to sell to Mr. Vallozzi 1 million shares of Series B Preferred Stock in exchange for $35,000, payable $1000 per month for 35 months pursuant to a promissory note. The sale is contingent on the closing of the Redemption of the Preferred Stock.

          We lease office space from AVA Marketing, LLC, which is 50% owned by Andrew Vallozzi III.

          Christopher Astrom is the son of Richard Astrom

Where You Can Find Additional Information

          We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Milwaukee Iron Arena Football, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

          In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s Internet website at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

          Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

          NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

          No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Legal Matters

          The validity of the common stock offered hereby will be passed upon by Legal & Compliance, LLC, West Palm Beach, FL.

Experts

          The financial statements appearing in this prospectus and registration statement on Form S-1 have been audited by Larry O’Donnell, CPA, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

          No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries, provided that Legal & Compliance LLC owns 50,000 shares of our Common Stock, all of which are included in this prospectus.

Transfer Agent

          Our transfer agent is Island Stock Transfer, Inc., St. Petersburg, Florida.

Financial Statements

GENESIS CAPITAL CORPORATION
OF NEVADA
CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
DECEMBER 31, 2009 AND 2008

GENESIS CAPITAL CORPORATION OF NEVADA

GENESIS CAPITAL CORPORATION OF NEVADA
CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31, 2009	September 30, 2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$455	$491

TOTAL ASSETS	$455	$491

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$12,900	$9,900
Officers Loan	37,452	37,452

Total Current Liabilities	50,352	47,352

STOCKHOLDERS’ (DEFICIT)
Preferred stock A, $.001 par value; 5,000,000 shares authorized and 5,000,000 shares issued and outstanding	5,000	5,000
Preferred stock B, $.001 par value; 5,000,000 shares authorized and 5,000,000 shares issued and outstanding	5,000	5,000
Common stock, $.001 par value; 500,000,000 shares authorized and 10,048 shares issued and outstanding	10	10
Additional paid-in capital	336,285	336,285
Accumulated deficit	(396,192)	(393,156)

Total Stockholders’ (Deficit)	(49,897)	(46,861)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$455	$491

The accompanying notes are an integral part of the condensed financial statements.

GENESIS CAPITAL CORPORATION OF NEVADA
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	THREE MONTHS ENDED

	2009	2008

CONSULTING REVENUE	$—	$—

OPERATING EXPENSES
Professional fees and compensation expenses	3,000	10,800
Administrative expenses	36	996

Total operating expenses	3,036	11,796

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,036)	(11,796)
Provision for income taxes	—	—

NET LOSS APPLICABLE TO COMMON SHARES	$(3,036)	$(11,796)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.30)	$(1.17)

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED SHARES	10,048	10,048

The accompanying notes are an integral part of the condensed financial statements.

GENESIS CAPITAL CORPORATION OF NEVADA
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	Three Months ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,036)	$(11,796)

Adjustments to reconcile net loss to net cash used in operating activities:

Changes in assets and liabilities:

Increase in accounts payable and accrued expenses	3,000	10,800

Total adjustments	3,000	10,800

Net cash (used in) operating activities	(36)	(996)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) in officers loan	—	(12,067)

Net cash (used in) financing activities	—	(12,067)

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	$(36)	$(13,063)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	491	13,662

CASH AND CASH EQUIVALENTS END OF PERIOD	$455	$599

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

CASH PAID DURING THE PERIOD FOR:
Interest expense	$—	$—

Income taxes paid	$—	$—

The accompanying notes are an integral part of the condensed financial statements.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 -	ORGANIZATION AND BASIS OF PRESENTATION

The condensed unaudited interim financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The condensed financial statements and notes are presented as permitted on Form 10-Q and do not contain information included in the Company’s annual condensed unaudited statements and notes. Certain information and footnote disclosures normally included in condensed unaudited financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed unaudited financial statements be read in conjunction with the September 30, 2009 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these condensed unaudited financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

These condensed unaudited financial statements reflect all adjustments, including normal recurring adjustments which, in the opinion of management, are necessary to present fairly the condensed operations, changes in stockholders’ equity (deficit), and cash flows for the periods presented.

Genesis Capital Corporation of Nevada (the “Company”) was incorporated in the State of Colorado in 1983. The Company has a total of 500,000,000 authorized common shares at December 31, 2009 and 2008, respectively, (par value $.001) with 10,048 shares issued and outstanding at December 31, 2009 and 2008, respectively, and 10,000,000 shares authorized preferred stock (par value of $.001) with 10,000,000 shares issued and outstanding as of December 31, 2009 and 2008.

The Company entered into a Stock Acquisition Agreement with Christopher Astrom, Hudson Consulting Group, Inc. and Global Universal, Inc. of Delaware dated August 30, 2001, which closed on October 30, 2001. This Stock Acquisition Agreement enabled Senior Lifestyle Communities, Inc. to acquire 95% of the issued and outstanding shares of common and preferred stock of the Company for $315,000. For accounting purposes, the transaction has been accounted for as a reverse acquisition, under the purchase method of accounting.

In addition to the Stock Acquisition Agreement, the Company and Senior Lifestyle Communities, Inc. entered into a Share Exchange Agreement and Plan of Reorganization.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 1 -	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Upon these agreements with Senior Lifestyle Communities, Inc., the Company on November 1, 2001 assumed by assignment, the obligation of certain 8% Series SPA Senior Subordinated Convertible Debentures in the face amount of $1,000,000 received by assignment from Senior Lifestyle Communities, Inc. and Sea Lion Investors, LLC, Equity Planners LLC, and Myrtle Holdings, LLC (collectively “Purchasers”), each a Colorado limited liability company, issue the Company’s debentures of Senior Lifestyle Communities, Inc.

Senior Lifestyle Communities, Inc. is a Nevada Corporation engaged in the development of senior adult residences, incorporated in August, 2001. In addition to Senior Lifestyle Communities, Inc., the Company has Senior Adult Lifestyles, Inc. a wholly-owned subsidiary effective October 30, 2001. Additionally, the Company did not renew the corporate charters for Senior Lifestyle Communities, Inc. and Senior Adult Lifestyles, Inc. The Company transferred all assets and liabilities associated with these companies into the parent Genesis Capital Corporation of Nevada as the subsidiaries were dissolved.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

The Company’s financial statements are prepared using the accrual method of accounting. Under this method, revenue is recognized when earned and expenses are recognized when incurred. The Company did not earn any revenue in 2009 and 2008. All weighted average calculations have been adjusted to account for the stock splits.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at a financial institution that is insured by the Federal Deposit Insurance Corporation up to $250,000.

Income Taxes

The Company has adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 740, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the ASC 740, Accounting for Income Taxes, which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share of Common Stock

Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31, 2009	December 31, 2008

Net (loss)	$(3,036)	$(11,796)

Weighted-average common shares outstanding (Basic)	10,048	10,048

Weighted-average common stock equivalents:
Stock options	—	—
Warrants	—	—
Preferred stock conversions	—	—

Weighted-average common shares outstanding (Diluted)	10,048	10,048

Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

There were no outstanding options and warrants at December 31, 2009 and 2008.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In September 2006, the FASB issued ASC 820-10, “Fair Value Measurements,” which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. ASC 820-10 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions of ASC 820-10 should be applied prospectively. Management is assessing the potential impact on Genesis’s financial condition and results of operations.

In February 2008, FASB Staff Position (“FSP”) FAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”) was issued. FSP No. 157-2 defers the effective date of ASC 820-10 to fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Examples of items within the scope of FSP No. 157-2 are nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods), and long-lived assets, such as property, plant and equipment and intangible assets measured at fair value for an impairment assessment under ASC 360-10 and 360-20.

The partial adoption of ASC 820-10 on January 1, 2008 with respect to financial assets and financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis did not have a material impact on the Company’s financial statements. See Note 7 for the fair value measurement disclosures for these assets and liabilities. The Company is in the process of analyzing the potential impact of ASC 820-10 relating to its planned January 1, 2009 adoption of the remainder of the standard.

In September 2006, the FASB issued ASC 715 and 958, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’ Accounting for Pensions” (SFAS No. 87), SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88), FASB ASC 715-60, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (FASB ASC 715-60), and SFAS No. 132R “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (SFAS No. 132R). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. FASB ASC 715 & 958 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008. This pronouncement has no effect on Genesis Capital at this time.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In February 2007, the FASB issued FASB ASC 825-10, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“FASB ASC 825-10”). FASB ASC 825-10 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. FASB ASC 825-10 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB ASC 820-10 “Fair Value Measurements” (“FASB ASC 820-10”). The Company is currently assessing the impact that FASB ASC 825-10 will have on its financial statements.

In December 2007, the FASB issued FASB ASC 810-10, “Noncontrolling Interest in Consolidated Financial Statements” (“FASB ASC 810-10”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this Statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This Statement improves comparability by eliminating that diversity. FASB ASC 810-10 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This pronouncement has no effect on the Company at this time.

In March of 2008 the Financial Accounting Standards Board (FASB) issued FASB ASC 815-10, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB ASC 815, “Accounting for Derivatives and Hedging Activities.” FASB ASC 815-10 has the same scope as FASB ASC 815 but requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. FASB ASC 815-10 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. FASB ASC 815-10 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In May of 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 has not yet been superseded by FASB Accounting Standards Codification (ASC) Topic 105. This statement identifies literature established by the FASB as the source for accounting principles to be applied by entities which prepare financial statements presented in conformity with generally accepted accounting principles (GAAP) in the United States. This statement is effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement will require no changes in the Company’s financial reporting practices.

In May of 2008 the Financial Accounting Standards Board (FASB) issued FASB ASC 944, “Accounting for Financial Guarantee Insurance – an interpretation of FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how Statement 60 applies to financial guarantee insurance contracts. This statement is effective for fiscal years beginning after December 15, 2008. This statement has no effect on the Company’s financial reporting at this time.

In May of 2009, the Financial Accounting Standards Board (FASB) issued FASB ASC 855-10, “Subsequent Events”. This Statement is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This Statement is effective for interim and annual periods ending after June 15, 2009. The adoption of FASB ASC 855-10 will not have a material impact on its financial position or results of operations.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment of SFAS No. 140” (SFAS 166). SFAS No. 166 has not yet been superseded by FASB Accounting Standards Codification Topic 105. SFAS 166 amends SFAS No. 140 to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The recognition and measurement provisions of this Statement shall be applied to transfers that occur on or after the effective date. The Company is currently assessing the impact of the adoption of SFAS 166.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS 167). SFAS No. 167 has not yet been superseded by FASB Accounting Standards Codification Topic 105. SFAS 167 amends certain requirements of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently assessing the impact of the adoption of SFAS 167.

On June 2009, the FASB issued ASC 105-10, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” (“SFAS 162”). Under ASC 105-10, the FASB Accounting Standards Codification will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. On the effective date of this statement, the Codification will supersede all existing non-SEC accounting and reporting standards. This standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105-10 will not have a material impact on its financial position or results of operations.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 3 -	LOANS PAYABLE - OFFICERS

This represents amounts advanced to The Company. These amounts have no specific payment terms and are due on demand. No interest has been recorded on these amounts, due to the relative short-term repayments on them.

NOTE 4 -	STOCKHOLDERS’ EQUITY (DEFICIT)

Common and Preferred Stock

In October 2001, the Company completed a recapitalization whereby, the Company had authorized two classes of stock; preferred stock with a par value of $.001 and 10,000,000 shares authorized, and common stock with a par value of $.001, and 500,000,000 shares authorized.

As of December 31, 2009 and 2008, the Company had issued 5,000,000 of its preferred stock series A shares.

As of December 31, 2009 and 2008, the Company had issued 5,000,000 of its preferred stock series B shares.

The Company has also issued as of December 31, 2009 and 2008, 10,048 of its common shares.

The Company issued a one hundred to one reverse stock split that took effect on March 29, 2007. The Company also issued a five hundred to one reverse stock split that took effect on May 26, 2008.

On February 22, 2007, the Company filed an Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock with the state of Nevada, which certificate of designation decreased the designated Series A Convertible Preferred Stock from 10,000,000 shares to 5,000,000 shares. Each share of series A convertible preferred stock entitles the holder thereof to 25 votes on all matters, the right to convert each share into 25 shares of common stock and a liquidation preference of $1.00 per share. On February 22, 2007, the Company filed a Certificate of Designation of Series B Convertible Preferred Stock with the state of Nevada, which certificate of designation designated 5,000,000 shares of Series B Convertible Preferred Stock.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 4 -	STOCKHOLDERS’ (DEFICIT) (CONTINUED)

Common and Preferred Stock (Continued)

The Company issued 5,000,000 shares of series B shares in consideration for services rendered by the officer of the Company. Each share of series B convertible preferred stock entitles the holder thereof to 250 votes on all matters, the right to convert each share into 250 shares of common stock and a liquidation preference of $1.00 per share.

Options and Warrants

The Company had no options or warrants outstanding at December 31, 2009 and 2008, respectively.

NOTE 5 -	INCOME TAXES

The net deferred tax assets in the accompanying balance sheets include the following components at December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008

Deferred tax assets	$118,858	$113,894
Deferred tax valuation allowance	(118,858)	(113,894)

Net deferred tax assets	$—	$—

Due to the uncertainty of utilizing the approximate $396,192 and $379,648 in net operating losses, for the three months ended December 31, 2009 and 2008, and recognizing the deferred tax assets, an offsetting valuation allowance has been established.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 6 -	GOING CONCERN

The Company incurred a loss for the current period and has had recurring losses for years including and prior to December 31, 2009 and has an accumulated deficit of $396,192.

There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support those operations. This raises substantial doubt about the Company’s ability to continue as a going concern.

Management states that they are confident that they can initiate new operations and raise the appropriate funds to continue in its pursuit of a reverse merger or similar transaction.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 7 -	FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted SFAS ASC 820-10 “Fair Value Measurements” (“ASC 820-10”). ASC 820-10 defines fair value, provides a consistent framework for measuring fair value under Generally Accepted Accounting Principles and expands fair value financial statement disclosure requirements. ASC 820-10’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. ASC 820-10 classifies these inputs into the following hierarchy:

Level 1 Inputs– Quoted prices for identical instruments in active markets.

Level 2 Inputs– Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs– Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009.

GENESIS CAPITAL CORPORATION OF NEVADA
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2009 AND 2008

NOTE 7 -	FAIR VALUE MEASUREMENTS (CONTINUED)

Fair Value Measurements on a Recurring Basis as of December 31, 2009:

	Level I	Level II	Level III	Total

Assets

Cash equivalents	—	—	—	—

Total Assets	—	—	—	—

Liabilities	—	—	—	—

Total Liabilities	—	—	—	—

NOTE 8 -	SUBSEQUENT EVENTS

On January 8, 2010, Genesis Capital Corporation of Nevada, a Nevada corporation (the “Company”), Genesis Capital Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Lyfetec, Inc., a Nevada corporation (“Lyfetec”), the preferred shareholders of Genesis (the “Preferred Shareholders”), Macada Holding, Inc., and the shareholders of Macada terminated the previously entered into Agreement and Plan of Merger (the “Merger Agreement”) which Merger Agreement had previously been filed with a Form 8-K on October 10, 2009.

On February 2, 2010, Genesis Capital Corporation of Nevada, in part, completed the acquisition of the Milwaukee Iron, a member of the Arena Football One, a professional arena football league. Pursuant to the terms of an Agreement and Plan of Merger dated January 26, 2010, Milwaukee Iron merged with and into Genesis Capital Corporation of Nevada, with Genesis Capital Corporation of Nevada continuing as the surviving corporation in the Merger as the Milwaukee Iron will be a wholly-owned subsidiary of Genesis. The members of the Milwaukee Iron were issued a total of 29 million shares of Genesis’ common stock in exchange for their membership interest in the Milwaukee Iron. The Merger also required Genesis to take the actions necessary to change its name to Milwaukee Iron Arena Football Inc.

These financial statements were approved by management and available for issuance on February 15, 2010. Management has evaluated subsequent events through this date.

Part II - Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to Be Paid

SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers

          Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

          NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Item 15. Recent Sales of Unregistered Securities

          The following issuance of shares were exempt from registration under section 4(2) or 4(6) of the Securities Act and/or Regulation D promulgated there under:

          29,040,000 shares of our common stock have been issued in connection with the Merger.

          7500 shares of common stock issued to Island Capital Management LLC in 2010 for satisfaction of a liability for transfer agent services.

          50,000 shares of common stock issued to Legal & Compliance LLC in 2010 for legal services

          884,333 shares of common stock issued to Richard Astrom in 2010 in connection with the Merger

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1

Agreement and Plan Of Merger effective as of the 26th of January, 2010 by and among Genesis Capital Corporation of Nevada, Genesis Capital Acquisition Corp., Milwaukee Iron Professional Arena Football, LLC, Wisconsin Professional Arena Football Investment LLC and Christopher Astrom(1)

3.1	Articles of Incorporation(2)
3.2	Articles of Amendment to the Articles of Incorporation(2)
3.3	Amended Certificate of Designation of Series A Convertible Preferred Stock(2)
3.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock(3)
3.5	Certificate of Designation of Series B Convertible Preferred Stock(3)
3.6	Certificate of Amendment to the Certificate of Incorporation(4)
3.7	Certificate of Amendment to the Certificate of Incorporation(5)
3.8	Bylaws(2)
5.1	Legal Opinion (To be filed by amendment)
10.1	Investment Agreement between the registrant and Kodiak Capital Group LLC dated March 9, 2010
10.2	Registration Rights Agreement between the registrant and Kodiak Capital Group LLC dated March 9, 2010
16.1	Letter on change of Certifying Accountant(6)
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Accounting Firm

(1) Incorporated by reference to our Current Report on Form 8-K/A filed with the SEC on February 18, 2010.

(2) Incorporated by reference to our Registration Statement on Form 10-SB filed with the SEC on December 8, 2005.

(3) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 22, 2007.

(4) Incorporated by reference to our Information Statement on Schedule 14C filed with the SEC on March 12, 2007.

(5) Incorporated by reference to our Information Statement on Schedule 14C filed with the SEC on April 21, 2008.

(6) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 2, 2010.

Item 17. Undertakings

1.	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

	(i)	If the registrant is relying on Rule 430B:

(A)

For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of ___, State of __________, on ____________, 2010.

Milwaukee Iron Arena Football, Inc.:

By:	/s/ Richard Astrom

Name: Richard Astrom
Title: Chief Executive Officer
Date: _______________2010

          In accordance with the Securities and Exchange Act, this Prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ Christopher Astrom

Name: Christopher Astrom
Title: CFO, Director
Date: _______________2010

By:	/s/ Richard Astrom

Name: Richard Astrom
Title: Director
Date: _______________2010

By:

Name:

Title:

Date: _______________2010